Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of CDT Equity Inc. (formerly known as Conduit Pharmaceuticals Inc.) for the year ended December 31, 2024.

/s/ Marcum LLP

New York, NY
January 29, 2026